Exhibit 10.33

PENNYMAC FINANCIAL SERVICES, INC.

2013 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT is dated as of [____________], 2020, between PennyMac Financial Services, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified in Section 1 below (the “Recipient”).

1.         Grant of Option. Pursuant and subject to the Company’s 2013 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company grants to you, the Recipient identified in the table below, an option (this “Option”) to purchase from the Company all or any part of a total of the number of shares identified in the table below (the “Optioned Shares”) of Common Stock, par value $0.0001 per share, in the Company (the “Stock”), at the exercise price per share set out in the table below.

Recipient

Number of Optioned Shares

Exercise Price Per Share	$

Grant Date

Expiration Date

Applicable Restrictions	As described in Section 5 below

2.         Character of Option. This Option is not intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

3.         Expiration of Option. This Option shall expire at 5:00 p.m. PDT on the Expiration Date or, if earlier, the earliest of the dates specified in whichever of the following applies:

(a)        If the termination of your employment or other association is on account of your death or Disability (as defined below) (such termination, a “Qualifying Termination”), the first anniversary of the date your employment ends.

(b)        If the termination of your employment or other association is due to any reason other than death, Disability, Retirement (other than a Qualifying Retirement), or a termination for cause at anytime (such termination, an “Ordinary Course Termination”), three (3) months after your employment or other association ends.

(c)        If the termination of your employment or other association is due to a Qualifying Retirement, then:

i.          With respect to any Option for which the Special Lapse Restrictions (as defined below) have lapsed or will lapse after the application of the terms of Section 5(d) below, upon the Expiration Date;

ii.         With respect to any Option for which the Special Lapse Restrictions (as defined below) have not lapsed and will not lapse after the application of the terms of Section 5(d) below, three (3) months after your employment or other association ends.

(d)        If the Company terminates your employment or other association for cause, or at the termination of your employment or other association the Company had grounds to terminate your employment or other association for cause (whether then or thereafter determined) (any such event, a “Bad Leaver Event”), immediately upon the termination of your employment or other association.

For purposes of this Agreement, “Disability” shall mean the inability to engage in any substantial gainful occupation to which the relevant individual is suited by education, training or experience, by reason of any medically determinable physical or mental impairment, which condition can be expected to result in death or otherwise continue for a period of not less than twelve (12) consecutive months. For purposes of this Agreement, “Retirement” shall mean voluntary termination of employment after the age of sixty (60) with at least ten (10) years of combined service to the Company and/or any of its subsidiaries; provided, however, that if you elect to terminate your employment in connection with a Retirement, you must provide the Company with a minimum of (x) six (6) months prior written notice of such Retirement if your title is at the senior vice president level and above, or (y) three (3) months prior written notice of such Retirement if your title is at the first vice president level and below. For purposes of this Agreement, “Qualifying Retirement” means a Retirement that occurs at least nine (9) months following the Grant Date and subject to your execution and continued compliance with the terms of an agreement not to provide services as an employee, director, consultant, agent, or otherwise, to any of the Company’s direct competitors for a period of two (2) years from the date of your Qualified Retirement.

For the avoidance of doubt, any portion of your Option that remains unexercised after expiration of the dates described in this Section 3 shall be immediately cancelled and forfeited.

4.         Vesting of Option.  Your Option shall be fully vested and exercisable as of the Grant Date.  Notwithstanding the foregoing, your Option (including any Optioned Shares acquired thereunder) shall be subject to the Special Restrictions (as defined below) pursuant to Sections 5 and 6 below.

5.         Special Share Restrictions; Forfeiture.

(a)        In General. Until this Option expires, you may exercise it, in full or in part, at any time on or after the Grant Date. However, notwithstanding Section 7.1(e) of the Plan, during the nine-year period following the Grant Date (the “Lapse Restriction Period”), you shall not be authorized to (i) pay the exercise price or applicable taxes for any Optioned Share via any cashless exercise program (the “Exercise Restriction”) or (ii) sell or transfer any Optioned Shares (such restriction, the “Transfer Restriction” and together with the Exercise Restriction, the “Special Share Restrictions”). Notwithstanding the foregoing, subject to your continuous employment or other association with the Company, the Special Share Restrictions shall lapse with respect to one-third (1/3) of the Option and (including Optioned Shares acquired thereunder) on each of the first, second and third anniversaries of the Grant Date (each such anniversary, a “Lapse Restriction Date”), with any fractions rounded down except on the final installment.

(b)        Qualifying Termination During the Lapse Restriction Period. Upon the occurrence of a Qualifying Termination, the Special Share Restrictions shall immediately lapse and the Option shall remain exercisable as provided in Section 3(a) above.

(c)        Ordinary Course Termination During the Lapse Restriction Period. Upon the occurrence of any Ordinary Course Termination during the Lapse Restriction Period, any Optioned Shares remaining subject to the Special Share Restrictions shall continue to be subject to the Special Share Restrictions until the end of the Lapse Restriction Period and the Option shall remain exercisable as provided in Section 3(b) above.

(d)        Retirement During the Lapse Restriction Period. If your employment or other association with the Company is terminated due to your Qualifying Retirement during the Lapse Restriction Period, the Special Share Restrictions shall lapse as follows, and the Option shall remain exercisable as provided in Section 3(c) above:

i.          If your Qualifying Retirement occurs prior to the first (1st) Lapse Restriction Date, then the Special Share Restrictions shall lapse with respect to one-third (1/3) of your Option (and including the Optioned Shares acquired thereunder), pro-rated based on (A) the number of full months of your employment from the Grant Date through the date of your Qualifying Retirement divided by (B) twelve (12);

ii.         If your Qualifying Retirement occurs on a date after the first Lapse Restriction Date, then the Special Share Restrictions shall lapse with respect to your Option (including any Optioned Shares acquired thereunder) as described in the last sentence of Section 5(a) above, as if you had remained employed through the third (3rd) Lapse Restriction Date.

(e)        Bad Leaver Event. Upon a Bad Leaver Event, the Special Share Restrictions shall not lapse with respect to any Optioned Shares and shall continue until the end of the Lapse Restriction Period and any unexercised portion of the Option shall be immediately forfeited in accordance with Section 3(d) above.

6.         Transfer Restrictions. You may not transfer this Option except by will or the laws of descent and distribution, and, during your lifetime, only you may exercise this Option.

7.         Community Property. To the extent the you reside in a jurisdiction in which community property rules apply, without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, you shall be treated as agent and attorney-in-fact for that interest held or claimed by your spouse with respect to this Option and any Optioned Shares and the parties hereto shall act in all matters as if the Recipient was the sole owner of this

Option and (following exercise) any such Optioned Shares. This appointment is coupled with an interest and is irrevocable.

8.         Incorporation of Plan Terms. This Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the limitations on the Company’s obligation to deliver Optioned Shares upon exercise set forth in Section 10 (Settlement of Awards).

9.         Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement. This Agreement, including the Plan, constitute the entire agreement of the parties with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart. You acknowledge that you have reviewed and understand the Plan and this Agreement in their entirety, and have had an opportunity to obtain the advice of counsel prior to executing this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement.

10.       Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sale or other disposition of the Optioned Shares. You should rely on your own tax advisors for such advice.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

PENNYMAC FINANCIAL SERVICES, INC.

By:
Name:
Title:

Signature of Optionee